Exhibit 99.1

Deckers Outdoor Corporation Reports Record Fourth Quarter and Fiscal 2009 Financial Results

Company Reports Fourth Quarter Sales Increased 14.7% to a Record $348.0 Million

Fourth Quarter Diluted EPS Increased 28.9% to a Record $5.22, Compared to Non-GAAP Diluted EPS of $4.05 a Year Ago, Which Excluded a Non-Cash Impairment on Intangible Assets

Company Reports Fiscal 2009 Sales Increased 17.9% to a Record $813.2 Million

Fiscal 2009 Non-GAAP Diluted EPS Increased 23.0% to a Record $8.94, Excluding Non-Cash Impairment on Intangible Assets During the Current and Prior Fiscal Years

Company Announces Direct Distribution Strategy for United Kingdom, Benelux and France

GOLETA, Calif.--(BUSINESS WIRE)--February 25, 2010--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced record financial results for both the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter Highlights

  Net sales increased 14.7% to $348.0 million versus $303.5 million for the same period last year
  Diluted EPS increased 28.9% to $5.22 versus non-GAAP diluted EPS of $4.05 a year ago, which excluded a pre-tax non-cash impairment of $20.9 million on intangible assets, or $0.98 per diluted share
  Gross margin increased 450 basis points to a record 49.8% compared to 45.3% for the same period last year
  UGG® brand sales increased 15.7% to $333.3 million compared to $288.0 million for the same period last year
  International sales increased 96.0% to $39.3 million compared to $20.1 million for the same period last year
  Retail sales increased 88.7% to $46.6 million versus $24.7 million for the same period last year
  eCommerce sales increased 27.0% to $45.9 million compared to $36. 1 million for the same period last year

Fiscal 2009 Highlights

  Net sales increased 17.9% to $813.2 million versus $689.4 million last year
  Diluted EPS was $8.89 on a GAAP basis, or $8.94 excluding a pre-tax non-cash impairment of $1.0 million on intangible assets in the second quarter of 2009. The non-GAAP diluted EPS of $8.94 represents an increase of 23.0% versus non-GAAP diluted EPS of $7.27 a year ago, which excluded a pre-tax non-cash impairment of $35.8 million on intangible assets, or $1.67 per diluted share
  UGG® brand sales increased 22.3% to $711.8 million compared to $582.0 million last year
  Domestic sales increased 11.1% to $646.0 million compared to $581.5 million last year
  International sales increased 54.9% to $167.2 million compared to $107.9 million last year
  Retail sales increased 105.3% to $79.0 million versus $38.5 million last year
  Cash and cash equivalents and short-term investments increased 75.6% to $342.0 million versus $194.8 million a year ago

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “We are extremely pleased with our fourth quarter results and strong finish for the year. During the holiday season, we experienced robust demand for the entire UGG brand product line, with the performance of several new styles far exceeding expectations. Sell-through was particularly strong at our company-owned retail stores and on our eCommerce websites, which helped us increase earnings substantially during the fourth quarter. Our ability to successfully develop new and compelling footwear, penetrate additional categories, profitably grow our consumer direct division, and expand internationally is driving our current performance, while at the same time creating new growth opportunities for the future. 2009 was not without its challenges. The difficult retail environment negatively impacted our other brands as the majority of our accounts carried much less inventory and bought closer to season compared to prior years. That said, the Teva brand experienced better sell-through on the strength of new product introductions and was able to gain market share in a challenging year. In addition, improved inventory management led to lower closeout sales and increased margins. The Simple brand also performed well at retail, especially with major accounts like Nordstrom and Journeys. We are excited about several new product introductions for 2010 and believe a renewed emphasis on balancing style and sustainability will broaden our consumer base and enhance the brand’s market position.”

International Direct Distribution

On January 1, 2010, the Company commenced selling directly to wholesale customers for the Teva brand in the Benelux region and France. The Company also has announced that, in January 2011, following the expiration of existing distribution agreements, the Company will assume control of distributing the UGG, Teva and Simple brands in the United Kingdom and the UGG and Simple brands in the Benelux region and France. As part of the transition, the Company plans to incur incremental expenses in 2010 and will experience a shift in sales from 2010 to 2011. The net impact of this transition in 2010 on pre-tax earnings is estimated to be approximately $8.0 million, of which approximately 65% is a one-time impact. Most of the incremental sales and gross margin benefits resulting from this additional spend will not be realized until 2011. By selling directly to the retailers in the United Kingdom, Benelux and France, the Company expects to capture the additional sales and gross margin previously provided to its distributors.

Mr. Martinez commented, “The international markets represent a significant growth opportunity, and we are excited about the incremental sales and earnings potential by selling directly to our wholesale customers. Starting in 2011, we believe that the incremental sales and gross margin benefits from selling directly to our wholesale customers will more than offset the infrastructure investments in 2010 and drive higher earnings in the future. Furthermore, with control over sales and marketing, we look forward to building on the current momentum and expanding market share for each of the brands in their respective categories.”

Division Summary

UGG® Brand

UGG brand net sales for the fourth quarter increased 15.7% to a record $333.3 million compared to $288.0 million for the same period last year. The sales gain was primarily attributable to an increase in full price selling at company-owned retail stores and on the Company’s eCommerce websites coupled with higher shipments to international distributors versus the same period a year ago. For the full year, UGG brand sales increased 22.3% to a record $711.8 million versus $582.0 million in 2008.

Teva® Brand

Teva brand net sales decreased 14.8% to $10.5 million for the fourth quarter compared to $12.4 million for the same period last year. The decline in sales was primarily the result of lower closeout sales compared with the same period last year. For the full year, Teva brand sales decreased 10.2% to $77.7 million compared to $86.5 million in 2008.

Simple® Brand

Simple brand net sales for the fourth quarter increased 17.9% to $2.7 million compared to $2.3 million for the same period last year, primarily due to an increase in weighted-average selling prices. For the full year, Simple brand sales decreased 17.7% to $14.1 million versus $17.2 million in 2008.

Other Brands

Combined net sales of the Company’s other brands were $1.5 million and $9.6 million for the fourth quarter and full year, respectively.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 27.0% to $45.9 million for the fourth quarter compared to $36.1 million for the same period a year ago. The increase in sales resulted from higher demand for the fall line of the UGG brand, increased spend in advertising, and a favorable inventory position compared to the same period last year. For the full year, sales for the eCommerce business increased 10.0% to $75.7 million versus $68.8 million in 2008.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 88.7% to $46.6 million for the fourth quarter compared to $24.7 million for the same period a year ago, driven by 5 new stores and a same store sales increase of 29.7%. For the full year, sales for the retail store business increased 105.3% to $79.0 million versus $38.5 million in 2008. For those stores that were open during the full year of 2008 and 2009, same store sales grew by 27.6%.

Balance Sheet

At December 31, 2009, cash and cash equivalents and short-term investments increased 75.6% to $342.0 million compared to $194.8 million at December 31, 2008. Inventories at December 31, 2009 decreased 8.0% to $85.4 million from $92.7 million at December 31, 2008.

Full-Year 2010 Outlook

  Based upon current visibility, the Company introduced a full year revenue growth target of approximately 11% over 2009.
  The Company expects full year diluted earnings per share to increase approximately 5% over the non-GAAP diluted EPS of $8.94 in 2009. This guidance assumes a gross profit margin of approximately 47% and SG&A as a percentage of sales of approximately 25%.
  Fiscal 2010 guidance includes estimates of incremental expenses in 2010 associated with the transition to wholesale sales for the Teva brand in the Benelux region and France and estimates of incremental expenses and a shift in sales from 2010 to 2011 associated with the upcoming transitions in January 2011 to wholesale sales in the United Kingdom, Benelux region and France of approximately $8.0 million, or approximately $0.38 per diluted share. Fiscal 2010 guidance also assumes an effective tax rate of approximately 37% compared to 36.2% in 2009 due to the impact on international income from the aforementioned incremental expenses and shift in profit.

First Quarter Outlook

  The Company currently expects first quarter 2010 revenue to increase approximately 7% over 2009, and expects first quarter 2010 diluted earnings per share to be down approximately 6% compared to 2009.
  First quarter guidance includes estimates of $2.0 million for incremental investments associated with the distribution transitions, which results in reducing diluted EPS by approximately $0.10. First quarter guidance also includes improved gross margins compared to 2009 due to a higher retail mix and improved brand margins. In addition, first quarter guidance includes higher levels of fixed overhead for new retail stores, international infrastructure and other general and administrative costs.

The Company’s conference call to review fourth quarter and fiscal 2009 results will be broadcast live over the internet today, Thursday, February 25, 2010 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® Shoes, UGG® Australia, TSUBO®, and Ahnu® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. Those risks and uncertainties include, among others: the continued decline of the global economy; our ability to anticipate fashion trends; consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the past; impairment charges related to our brands’ intangible assets if our product sales or operating performance decline to a point that the fair value of our brands’ intangible assets do not exceed their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform and obtain credit in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel; a delay or interruption in the delivery of merchandise to our customers; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which the Company filed with the Securities and Exchange Commission on March 2, 2009, and under “Risk Factors” in any subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$315,862	176,804
Restricted cash	300	300
Short-term investments	26,120	17,976
Trade accounts receivable, net	76,427	108,129
Inventories	85,356	92,740
Prepaid expenses and other current assets	7,210	3,691
Deferred tax assets	9,712	13,324
Total current assets	520,987	412,964

Restricted cash	400	700
Property and equipment, at cost, net	35,442	28,318
Intangible assets, net	23,940	24,034
Deferred tax assets	16,704	17,447
Other assets	1,570	258

Total assets	$599,043	483,721

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$47,331	42,960
Accrued expenses	33,854	27,672
Income taxes payable	19,685	24,577
Total current liabilities	100,870	95,209

Long-term liabilities	6,269	3,847

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	129	131
Additional paid-in capital	125,431	115,214
Retained earnings	365,304	268,515
Accumulated other comprehensive income	494	392
Total Deckers Outdoor Corporation stockholders' equity	491,358	384,252
Noncontrolling interest	546	413
Total equity	491,904	384,665

Total liabilities and equity	$599,043	483,721

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$347,989	303,506	813,177	689,445
Cost of sales	174,548	166,016	442,087	384,127
Gross profit	173,441	137,490	371,090	305,318

Selling, general and administrative expenses	67,825	52,843	188,843	152,574
Impairment loss	---	20,925	1,000	35,825
Income from operations	105,616	63,722	181,247	116,919

Other (income) expense, net:
Interest income	(37)	(683)	(1,010)	(3,190)
Interest expense	40	(227)	(875)	(142)
Other, net	(37)	(14)	(91)	(251)
Income before income taxes	105,650	64,646	183,223	120,502

Income tax expense	37,602	24,306	66,304	46,631

Net income	68,048	40,340	116,919	73,871
Less: Net (income) loss attributable to the noncontrolling interest	(306)	120	(133)	77

Net income attributable to Deckers Outdoor Corporation	$67,742	40,460	116,786	73,948

Net income attributable to Deckers Outdoor Corporation common stockholders per share:
Basic	$5.27	3.10	8.98	5.67
Diluted	$5.22	3.07	8.89	5.60

Weighted-average common shares:
Basic	12,851	13,072	13,008	13,042
Diluted	12,987	13,198	13,131	13,195

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period		Twelve-month period
	ended December 31,		ended December 31,
	2009	2008	2009	2008

Income before income taxes	$105,650	64,646	183,223	120,502
Add back impairment charges	----	20,925	1,000	35,825

Income before income taxes, excluding impairment charges	105,650	85,571	184,223	156,327

Income tax expense (1)	37,602	32,214	66,666	60,494

Net income excluding impairment charges	68,048	53,357	117,557	95,833

Less: Net (income) loss attributable to the noncontrolling interest	(306)	120	(133)	77

Net income excluding impairment charges attributable to Deckers Outdoor Corporation	$67,742	53,477	117,424	95,910

Net income excluding impairment charges attributable to Deckers Outdoor Corporation common stockholders per share:
Basic	$5.27	4.09	9.03	7.35
Diluted	$5.22	4.05	8.94	7.27

Weighted-average shares:
Basic	12,851	13,072	13,008	13,042
Diluted	12,987	13,198	13,131	13,195

(1) The non-GAAP income tax expense assumes the same effective tax rates as the GAAP income tax expense for those periods presented.

Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude non-cash impairment charges. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items represent non-cash impairment charges associated with the write-down of the Company's Teva goodwill and trademarks and TSUBO goodwill and trademarks because management does not believe these expenses are indicative of the Company's core business. Even though such items have occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Chad Jacobs/Brendon Frey, 203-682-8200